Exhibit 11
                                                                    ----------
                           Commonwealth Industries, Inc.
                        Computation of Net Income Per Share
                       (in thousands except per share data)
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                                                                                        1997          1996        1995
                                                                                        ----          ----        ----
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Income (numerator) amounts used for basic and diluted per share computations:
Income before extraordinary loss                                                       $ 9,122     $ 14,756   $ 33,787
Extraordinary loss                                                                      (1,181)      (1,355)         -
                                                                                    ----------------------------------
Net income                                                                             $ 7,941     $ 13,401   $ 33,787
                                                                                    ==================================

Shares (denominator) used for basic per share computations:
Weighted average shares of common stock outstanding                                     11,687       10,197     10,191
                                                                                    ==================================

Shares (denominator) used for diluted per share computations:
Weighted average shares of common stock outstanding                                     11,687       10,197     10,191
Plus: dilutive effect of stock options                                                      36            6          8
                                                                                    ----------------------------------
Adjusted weighted average shares                                                        11,723       10,203     10,199
                                                                                    ==================================

Net income per share data:
    Basic
        Income before extraordinary loss                                                $ 0.78       $ 1.45     $ 3.32
        Extraordinary loss                                                               (0.10)       (0.13)         -
                                                                                    ----------------------------------
        Net income                                                                      $ 0.68       $ 1.32     $ 3.32
                                                                                    ==================================
    Diluted
        Income before extraordinary loss                                                $ 0.78       $ 1.45     $ 3.31
        Extraordinary loss                                                               (0.10)       (0.13)         -
                                                                                    ----------------------------------
        Net income                                                                      $ 0.68       $ 1.32     $ 3.31
                                                                                    ==================================

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